Exhibit 23.4

DeGolyer and MacNaughton

4925 Greenville Avenue, Suite 400

One Energy Square

Dallas, Texas 75206

April 12, 2005

We hereby consent to references to our firm and the inclusion and incorporation by reference of information from our report entitled “Appraisal Report as of December 31, 2004 on Reserves owned by Challenger Minerals, Inc. in the West Heather Area of the Broom Field offshore United Kingdom” signed February 28, 2005, relating to the oil and gas reserves and revenue of certain interests of Challenger Minerals, Inc., a subsidiary of the GlobalSantaFe Corporation (the “Company”) filed as Exhibit 99.3 in the Company’s Form 10-K/A for 2004 in this Registration Statement on Form S-3 filed on or about this date under Rule 462(b) of the Securities Act and relating to the Company’s previously filed Registration No. 333-108643.

Verytruly yours,

/s/ DeGOLYER and MacNAUGHTON